ASSET PURCHASE AGREEMENT



                                 BY AND BETWEEN



                               MELLES GRIOT, INC.


                                       AND


                             LASER POWER CORPORATION





                                December 16, 1999

                                TABLE OF CONTENTS

                                                                            Page


ARTICLE I             DEFINITIONS..............................................1
         Section 1.1  Definitions..............................................1

ARTICLE  II           SALE AND PURCHASE OF THE ASSETS..........................7
         Section 2.1  Sale and Purchase of the Assets..........................7
         Section 2.2  Assumption of Liabilities................................7
         Section 2.3  Liabilities Not Assumed..................................8
         Section 2.4  Purchase Price...........................................9
         Section 2.5  Instruments of Conveyance and Transfer..................10
         Section 2.6  Transfer of Permits.....................................11
         Section 2.7  Further Assurances......................................11
         Section 2.8  Diligence in Pursuing Sales of Products.................12

ARTICLE III           CLOSING.................................................12
         Section 3.1  Closing.................................................12
         Section 3.2  Deliveries at Closing...................................12

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF SELLER................13
         Section 4.1  Corporate Existence.....................................13
         Section 4.2  Seller's Authority Relative to this Agreement...........13
         Section 4.3  Title to Properties, Etc................................13
         Section 4.4  Equipment...............................................14
         Section 4.5  Inventory...............................................14
         Section 4.6  Customers...............................................14
         Section 4.7  Suppliers...............................................14
         Section 4.8  Customers and Suppliers.................................14
         Section 4.9  Accounts Receivable.....................................14
         Section 4.10 Intellectual Property...................................14
         Section 4.11 Material Contracts......................................15
         Section 4.12 Absence of Certain Changes..............................16
         Section 4.13 Tax Matters.............................................17
         Section 4.14 No Default; Compliance with Laws........................18
         Section 4.15 Litigation..............................................18
         Section 4.16 Product Liability.......................................18
         Section 4.17 Insurance...............................................18
         Section 4.18 Licenses, Permits, Etc..................................18
         Section 4.19 Interest in Competitors, Suppliers, Customers, etc......19
         Section 4.20 Questionable Payments...................................19
         Section 4.21 Year 2000 Compliance....................................19
         Section 4.22 At-Will Employees.......................................19

         Section 4.23 No Brokers..............................................19

ARTICLE V             REPRESENTATIONS AND WARRANTIES OF BUYER.................19
         Section 5.1  Corporate Existence.....................................19
         Section 5.2  Buyer's Authority Relative to this Agreement............19
         Section 5.3  Absence of Litigation...................................20
         Section 5.4  No Further Approval.....................................20

ARTICLE VI            OTHER MATTERS...........................................20
         Section 6.1  Retention Bonus Payments................................20
         Section 6.2  American Laser Accounts Receivable......................20
         Section 6.3  Balancing Payment.......................................21

ARTICLE VII           COVENANTS OF SELLER.....................................21
         Section 7.1  Conduct of Business.....................................21
         Section 7.2  Access to Information...................................21
         Section 7.3  Preservation of Business Organization...................22
         Section 7.4  Trade Secrets...........................................22
         Section 7.5  Consents of Third Parties...............................22
         Section 7.6  Collection of Receivables...............................22
         Section 7.7  Supply Contracts........................................22
         Section 7.8  Royalties...............................................22
         Section 7.10 Acknowledgments by Seller...............................23
         Section 7.11 Confidential Information................................23
         Section 7.12 Noncompetition Agreement of Seller......................24

ARTICLE VIII          CONDITIONS TO OBLIGATIONS OF BUYER......................25
         Section 8.1  Seller's Representations and Warranties True at Closing.25
         Section 8.2  Approval by Counsel.....................................26
         Section 8.3  Opinion of Counsel for Seller...........................26
         Section 8.4  No Damage or Destruction................................26
         Section 8.5  Absence of Restraint....................................26
         Section 8.6  Approvals...............................................26
         Section 8.7  Employment Agreements...................................26

ARTICLE IX            CONDITIONS TO OBLIGATIONS OF SELLER.....................27
         Section 9.1  Buyer's Representations and Warranties True at Closing..27
         Section 9.2  Approval by Counsel.....................................27
         Section 9.3  Opinion of Buyer's Counsel..............................27

ARTICLE X             NATURE OF STATEMENTS; SURVIVAL..........................27

ARTICLE XI             INDEMNITY..............................................28
         Section 11.1  Indemnity by Seller....................................28
         Section 11.2  Indemnity by Buyer.....................................28
         Section 11.3  Third Party Claims.....................................28
         Section 11.4  Indemnity Limits.......................................29
         Section 11.5  Right of Set-Off.......................................30

ARTICLE XII            DISPUTE RESOLUTION.....................................30
         Section 12.1  Arbitration............................................30
         Section 12.2  Jurisdiction...........................................31
         Section 12.3  .......................................................31

ARTICLE XIII           TERMINATION............................................31
         Section 13.1  Termination............................................31

ARTICLE XIV            MISCELLANEOUS..........................................32
         Section 14.1  Notices................................................32
         Section 14.2  Governing Law..........................................33
         Section 14.3  Section Headings.......................................33
         Section 14.4  Entire Agreement.......................................33
         Section 14.5  Severability...........................................33
         Section 14.6  Assignment; Successors and Assigns.....................33
         Section 14.7  Amendment..............................................34
         Section 14.8  Waiver.................................................34
         Section 14.9  Counterparts...........................................34
         Section 14.10 Buyer's Remedies for Seller's Breach of Confidentiality
                       and Noncompetition.....................................34
         Section 14.11 Buyer's Right to Specific Performance..................34
         Section 14.12 Bulk Sales.............................................34
         Section 14.13 Fees and Expenses......................................35
         Section 14.14 Prorations and Transfer Taxes..........................35
         Section 14.15 Sales Tax..............................................35
         Section 14.16 Announcements..........................................35

SCHEDULES AND EXHIBITS
----------------------

Schedule 1.1(a)       Products
Schedule 2.1(a)       Equipment
Schedule 2.1(b)       Inventory
Schedule 2.1(c)       Intellectual Property
Schedule 2.1(d)       Accounts Receivable
Schedule 2.1(e)       Acquired Contracts
Schedule 2.1(i)       Permits
Schedule 4.3          Permitted Liens
Schedule 4.6          Customers of the Business
Schedule 4.7          Suppliers of the Business
Schedule 4.8          Adverse Changes in Customer and Supplier Relationships
Schedule 4.10(a)      Licenses and Other Agreements in Respect of Intellectual
                      Property Listed at Schedule 2.1(c)
Schedule 4.10(a)(1)   Intellectual Property Infringements
Schedule 4.10(b)      Related Party Ownership of Patents and Inventions
Schedule 4.10(c)      New Developments with Respect to Business or Products
Schedule 4.11(a)      Material Contracts
Schedule 4.11(b)      Non-Assignable Contracts
Schedule 4.12         Absence of Certain Changes
Schedule 4.12(b)      Absence of Certain Employee Compensation Changes
Schedule 4.14         No Default; Compliance with Laws
Schedule 4.15(a)      Litigation
Schedule 4.15(b)      Continuing Orders
Schedule 4.16(a)      Seller's Standard Warranties
Schedule 4.16(b)      Product Liability Claims Not Covered by Insurance
Schedule 4.17         Insurance
Schedule 4.18         Licenses, Permits, Etc.
Schedule 4.19         Interest in Competitors, Suppliers, Customers, etc.
Schedule 5.6          No Inducement Employees
Schedule 6.1          Employees of the Business
Schedule 7.13         Release of Certain Liens
Schedule 8.7          Key Employees


Exhibit A             Interim Balance Sheet
Exhibit B             Bill of Sale
Exhibit C             Assignment (Acquired Contracts and Accounts Receivable)
Exhibit D             Assignment (Intellectual Property)
Exhibit D-1           Assignment (Registered Patents)
Exhibit F             Seller's Opinion of Counsel
Exhibit G             Buyer's Opinion of Counsel

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated as of December 16, 1999, is made and entered into by and between Melles Griot, Inc., a Nevada corporation ("Buyer"), and Laser Power Corporation, a Delaware corporation ("Seller").


                                    RECITALS

         WHEREAS, the parties hereto desire that Seller sell and Buyer purchase certain operating assets (including fixed assets, inventory, accounts receivable and intellectual property) of Seller used in and associated with the business of Seller's Microcavity Laser Division, excluding the 1550 nm laser product line, (the "BUSINESS"), all in accordance with and subject to the terms and provisions of this Agreement; and

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution, delivery and performance of this Agreement.

         NOW, THEREFORE, expressly incorporating the foregoing Recitals as part of the consideration hereof and in further consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 DEFINITIONS. The following terms, as used herein, have the following meanings:

         "ACCOUNTS RECEIVABLE" shall mean the accounts receivable of Seller relating to the Business and remaining unpaid at the Closing Date as set forth on the attached Schedule 2.1(d).

         "ACQUIRED CONTRACTS" shall have the meaning ascribed to it in Section 2.1(e) hereof.

         "ACQUIRED RECORDS" shall mean copies of all Records relating to the Business or the Assets.

         "ADJUSTMENT FUND" shall have the meaning ascribed to it in Section 2.4(a)(i) hereof.

         "ADVANCED ROYALTY PAYMENT" shall have the meaning ascribed to it in
Section 2.4(b)(i) hereof.

         "AFFILIATE" shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

         "ASSETS" shall have the meaning ascribed to it in Section 2.1 hereof.

         "ASSUMED LIABILITIES" shall have the meaning ascribed to it in Section
2.2 hereof.

         "BENEFIT PLAN" means any plan, program, trust, contract, policy or arrangement which is sponsored by Seller or to which Seller contributes, and that provides any pension, retirement, profit sharing, bonus, deferred or incentive compensation, life, health, post-retirement, medical, disability, accident, stock option, stock purchase, stock appreciation, severance payments, fringe benefits, vacation pay, holiday pay, sick pay or similar benefit to employees of the Business, whether or not such plan, program, trust, contract, policy or arrangement is an "employee benefit plan" within the meaning of
Section 3(3) of ERISA.

         "BUSINESS" shall have the meaning ascribed to it in the first Recital to this Agreement.

         "BUYER" shall have the meaning ascribed to it in the first paragraph of this Agreement.

         "CASH PAYMENT" shall have the meaning ascribed to it is Section 2.4 hereof.

         "CLOSING" shall have the meaning ascribed to it in Section 3.1 hereof.

         "CLOSING BALANCE SHEET" shall have the meaning ascribed to it in
Section 2.4(a)(ii).

         "CLOSING DATE" shall have the meaning ascribed to it in Section 3.1 hereof.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "CONFIDENTIAL INFORMATION" shall have the meaning ascribed to it in
Section 7.11 hereof.

         "CONTRACT" shall mean any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "DAMAGES" shall have the meaning ascribed to it in Section 11.1 hereof.

         "EMPLOYEES" shall mean employees of the Business as of the date of this Agreement.

         "EQUIPMENT" shall mean the machinery, equipment, computers, hardware, computer software, furniture, fixtures, vehicles, tools, dies, supplies, and other tangible personal property set forth on the attached Schedule 2.1(a).

         "GAAP" shall mean generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Seller's Audited Consolidated Financial Statements for the years ending August 31, 1997 and September 30, 1998 were prepared.

         "GOVERNMENTAL AUTHORIZATION" shall mean any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY" shall mean any (i) nation, state, county, city, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (iv) multi-national organization or body; exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "INTELLECTUAL PROPERTY" shall mean any patents, patent applications, licenses, and Trademarks set forth on Schedule 2.1(c), as well as all patents, patent applications, licenses, industrial design registrations, utility models, mask works, mask work registrations, copyrights, copyright registrations, applications for copyright registration, Trademarks, trade names, trade secrets, processes, designs, formulas, rights to technology, inventions, licenses, computer software, all product know-how, including engineering drawings, engineering notebooks, specifications, designs, manufacturing procedures and documentation, schematics, blueprints, files, records, notes or computer disks, tapes or other storage media associated therewith, owned by Seller, licensed to Seller, used or held for use in connection with the design, manufacture, fabrication or production of any of the Products, owned by Seller, licensed to Seller, used or held for use in connection with the Business, and approvals owned, applied for, held or licensed to or by Seller, related to or in connection with the Business or the Products.

         "INTERIM BALANCE SHEET" shall mean the unaudited balance sheet of the Assets, dated as of October 31, 1999, attached hereto as Exhibit A.

         "INTERIM NET VALUE OF PURCHASED ASSETS" shall mean the net value of purchased assets set forth on the Interim Balance Sheet.

         "INVENTORY" shall mean the inventories of raw materials, work-in-process and finished Products held for sale, and general stores, spare parts and other items relating to the Products set forth on the attached
Schedule 2.1(b), including, without limitation, Seller's rights in and to raw materials previously ordered and currently in transit to the Business, but excluding any finished products shipped to customers on or before the Closing Date.

         "IRS" shall mean the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KEY EMPLOYEES" shall have the meaning ascribed to it in Section 8.8.

         "KNOWLEDGE" Seller will be deemed to have "Knowledge" of a particular fact or other matter if Dick Sharman, Paul Wickman, Dean Hodges, or David
Hargis:

                  (a) is actually aware of such fact or other matter; or

                  (b) could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

         "LEGAL ACTION" shall have the meaning ascribed to it in Section 11.3(b) hereof.

         "LEGAL REQUIREMENT" shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "LIENS" shall mean any liabilities, security interests, claims, charges, conditions, equitable interests, liens, options, mortgages, pledges, title defects, conditional sales or other title retention agreements, obligations, commitments or other encumbrances of any nature whatsoever.

         "MONTHLY ROYALTY AMOUNTS" shall have the meaning ascribed to it in
Section 2.4(b)(ii).

         "NET VALUE OF PURCHASED ASSETS" shall mean that portion of the Purchase Price which is set forth on the Closing Balance Sheet, as adjusted by the parties in accordance with Section 2.4(a) of this Agreement.

         "OCCUPATIONAL SAFETY AND HEALTH LAW" shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "ORDER" shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS" shall mean an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                  (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                  (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

                  (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "ORGANIZATIONAL DOCUMENTS" shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

         "PERMITS" shall mean the licenses, permits, approvals and authorizations of any Governmental Body which are necessary to the conduct of the Business and which are transferable, set forth on the attached Schedule 2.1(i).

         "PERMITTED LIENS" shall mean, (i) liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which an adequate reserve has been set aside; (ii) inchoate liens of materialmen and suppliers and other like liens which have not yet been asserted and which are incurred in the ordinary course of business securing obligations that are not overdue; and (iii) those Liens set forth on Schedule 4.3 hereto.

         "PERSON" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, other legal or commercial entity or Governmental Body.

         "PROCEEDING" shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PRODUCTS" shall mean the products listed or described on the attached
Schedule 1.1(a).

         "PURCHASE PRICE" shall have the meaning ascribed to it in Section 2.4 hereof.

         "REASONABLE BEST EFFORTS" shall mean the reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve such result as expeditiously as possible.

         "RECORDS" shall mean books, files, and records including any accounting reports, data processing or computer reports and information used therewith, and vendor lists, customer lists, mailing lists, personnel records, copies of business records, computer disks, computer tapes or other storage media, operating data, property records, production data, royalty statements, manufacturing and quality control records and other data and databases.

         "RETAINED LIABILITIES" shall have the meaning ascribed to it in Section
2.3 hereof.

         "ROYALTY PERIOD" shall have the meaning ascribed to it in Section 2.4(b)(ii).

         "SELLER" shall have the meaning ascribed to it in the first paragraph of this Agreement.

         "SYSTEMS" shall have the meaning ascribed to it in Section 4.21 hereof.

         "TAX" shall mean any tax (including any income tax, capital gains tax, value added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

         "TAX RETURN" shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "THREATENED" shall mean a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally if made to Dick Sharman, Paul Wickman, Dean Hodges, or David Hargis, or in writing) or any notice has been given (orally if made to Dick Sharman, Paul Wickman, Dean Hodges, or David Hargis, or in writing), or if Seller has Knowledge of any other event or circumstances that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

         "TERRITORY" shall have the meaning ascribed to it in Section 7.10(c) hereof.

         "TRADEMARKS" shall mean trademarks and service marks, including the goodwill associated therewith, trademark and service mark registrations, and applications for trademark and service mark registrations.

         "YEAR 2000 COMPLIANT" shall have the meaning ascribed to it in Section
4.21 hereof.

                                   ARTICLE II
                         SALE AND PURCHASE OF THE ASSETS

         Section 2.1 SALE AND PURCHASE OF THE ASSETS. Seller, at the Closing, will sell, convey, transfer or assign and deliver to Buyer, free and clear of all Liens, except Permitted Liens and Buyer will purchase from Seller, all Seller's right, title and interest in and to the Assets (as hereinafter defined). As used herein, "ASSETS" shall mean the following assets:

                  (a) the Equipment;

                  (b) the Inventory;

                  (c) the Intellectual Property;

                  (d) the Accounts Receivable;

                  (e) all rights under any contracts listed in Schedule 2.1(e) ("ACQUIRED CONTRACTS"), except to the extent related to Retained Liabilities;

                  (f) all rights, claims, commitments and warranties relating to the Business, and all other rights relating to the Assets;

                  (g) all prepaid expenses and deposits of the Business having an ongoing value to Buyer for use in the Business;

                  (h) the Acquired Records;

                  (i) the Permits; and

                  (j) all sales literature, catalogues, art work, promotional literature and other selling material associated with, used or employed by Seller in connection with the Business (the "SALES LITERATURE").

         Section 2.2  ASSUMPTION OF LIABILITIES.

                  (a) Subject to the terms and conditions of this Agreement, and in further consideration for the transfer and delivery of the Assets to the Buyer, and in reliance on the representations and warranties of Seller herein contained, Buyer, from and after the Closing Date, shall:

                      (i) assume and agree to observe, perform and fulfill the terms and conditions of the Acquired Contracts transferred pursuant to Section
2.1 hereof; provided, however, that there shall exist no default or condition that, with notice or the passage of time, or both, might constitute a default with respect to such agreements, and no default will exist upon assignment of any such agreement to Buyer; and

                      (ii) assume and agree to pay and discharge all debts, liabilities and obligations arising out of the Buyer's conduct of the Business and the ownership of the Assets (except as provided in Section 2.2(a)(i) above) of any kind, character or description, whether accrued, absolute, contingent or otherwise including any and all Product warranty obligations for repairs to Products (the "Product Repair Claims") that arise before or after the Closing Date, or any obligations under any of the Permits that arise after the Closing Date.

                  (b) The obligations and liabilities which are required to be assumed by the Buyer under this Section 2.2 are herein referred to as the "ASSUMED LIABILITIES." The undertakings of the Buyer referred to in this Section
2.2 shall not in any way limit the Buyer's right of recourse for any breach of the covenants, representations or warranties of the Seller contained in this Agreement. Nothing contained in this Agreement shall be deemed or construed to foreclose the Buyer from contesting in good faith the duties and liabilities to third parties which are assumed by the Buyer pursuant to this Agreement.

         Section 2.3 LIABILITIES NOT ASSUMED. Except as specifically provided in this Agreement (including, without limitation, the terms of Section 2.2 hereof), regardless of when asserted or claimed, Buyer shall not assume or be bound by and Seller shall retain and shall be solely responsible for all obligations and liabilities of Seller and the Business (all such liabilities and obligations being herein referred to as the "RETAINED LIABILITIES") including, but not limited to:

                  (a) any and all liabilities and obligations, whether civil or criminal in nature, arising out of, relating to or involving the Business and existing before the Closing or any violation by Seller of any term or provision of any Legal Requirements, except for warranty obligations provided for in
Section 2.2(a)(ii) hereof;

                  (b) any and all obligations or liabilities relating to the Business, the existence of which constitutes a breach of Seller's representations or warranties under this Agreement;

                  (c) any and all product liability of Seller (whether or not asserted on or before or after the Closing Date, but excluding the Product Repair Claims) in connection with the Business or the Products manufactured, sold or serviced prior to the Closing Date by Seller or Seller's agents or produced by any third party and sold or serviced by Seller or Seller's agents prior to the Closing Date;

                  (d) any and all Proceeding(s) arising from the conduct of the Business before the Closing, including any liability arising from any environmental condition either existing before the Closing or arising from the conduct of the Business before the Closing;

                  (e) any income tax liability of Seller and any penalties and interest related thereto;

                  (f) any debt or liability for borrowed funds;

                  (g) any liability arising out of or related to the sponsorship of, the responsibility for, contributions to, or any liability in connection with any Benefit Plan maintained or contributed to by Seller; without limiting the foregoing, Seller shall be liable for any continuation coverage (including any penalties, excise taxes or interest resulting from the failure to provide continuation coverage) required by law due to qualifying events which occur on or before the Closing Date;

                  (h) any obligation or liability of Seller or arising from the Seller's conduct of the Business before the Closing which is not specifically assumed by the Buyer pursuant to Section 2.2 hereof;

                  (i) any obligation or liability for increased Worker's Compensation premiums relating to the period prior to Closing.

         Section 2.4 PURCHASE PRICE. Subject to the terms and conditions of this Agreement, in reliance upon the representations and warranties of Seller contained herein, and in consideration of the transfer of the Assets described in Section 2.1 as herein provided, on the Closing Date, Buyer agrees to purchase the Assets for an aggregate purchase price (the "PURCHASE PRICE") equal to: (i) the Net Value of Purchased Assets (the "CASH PAYMENT"), plus (ii) royalty payments as required by Section 2.4(b) hereof.

                  (a) CASH PAYMENT.

                      (i) An amount equal to ninety percent (90%) of the Interim Net Value of Purchased Assets shall be paid to Seller by wire transfer at Closing. An amount equal to ten percent (10%) of the Interim Net Value of Purchased Assets shall be held by Buyer pending agreement of the parties on the Closing Balance Sheet (the "ADJUSTMENT FUND").

                      (ii) Within ten (10) days following the Closing, Seller shall provide Buyer with a balance sheet reflecting the Net Value of Purchased Assets as of the Closing Date ("CLOSING BALANCE SHEET"). Buyer shall have fifteen (15) days to review the Closing Balance Sheet and to provide Seller with any proposed adjustments to the Closing Balance Sheet. Seller shall then have five (5) days thereafter to accept or reject such proposed adjustments.

                      (iii) Upon agreement of the parties on the Closing Balance Sheet, and any adjustments thereto pursuant to Section 2.4(a)(ii) above, the Adjustment Fund shall be distributed as follows:

                            (1) If the Net Value of Purchased Assets is equal to
the Interim Net Value of Purchased Assets, then the Adjustment Fund shall be paid to Seller immediately by wire transfer;

                            (2) If the Net Value of Purchased Assets is greater
than the Interim Net Value of Purchased Assets, then the Adjustment Fund, plus the difference between the Net Value of Purchased Assets and the Interim Net Value of Purchased Assets, shall be paid to Seller immediately by wire transfer; or

                            (3) If the Net Value of Purchased Assets is less
than the Interim Net Value of Purchased Assets, then the difference between the Net Value of Purchased Assets and the Interim Net Value of Purchased Assets shall be subtracted from the Adjustment Fund and the balance of the Adjustment Fund, if any, paid to Seller immediately by wire transfer. In the event that the Adjustment Fund is reduced below $0, then the Seller shall immediately repay to Buyer any negative balance by wire transfer.

                      (iv) In the event the parties cannot agree within fifteen
(15) days of Seller's receipt of Buyer's proposed adjustments to the Closing Balance Sheet, then the parties agree to submit the matter to arbitration pursuant to Section 12 of this Agreement.

                  (b) ROYALTY PAYMENT

                      (i) ADVANCED ROYALTY PAYMENT. Buyer shall pay a portion of the royalty payment ("ADVANCED ROYALTY PAYMENT") on November 1, 2000, in the amount of US $920,000.

                      (ii) ADDITIONAL ROYALTY PAYMENTS. During the period October 1, 2000 through September 30, 2003 (the "ROYALTY PERIOD"), royalties of nine and two tenths percent (9.2 %) of the Net Sales Proceeds of the sales of microcavity laser products invoiced by Buyer in a given month shall accrue, PROVIDED, HOWEVER, that the sales price of microcavity laser products invoiced to Affiliates of Buyer during the Royalty Period shall be increased by twelve percent (12%) for purposes of this royalty calculation ("ROYALTY AMOUNTS") and shall be paid to Seller, in arrears, in monthly installments by wire transfer to an account designated by Seller ("MONTHLY ROYALTY AMOUNTS"). Notwithstanding anything contained herein to the contrary, no Monthly Royalty Amounts shall be made until the full amount of the Advanced Royalty Payment has been fully offset by the Royalty Amounts, and PROVIDED FURTHER, that in no event shall the sum of the Advanced Royalty Payment, and the Monthly Royalty Amounts exceed US$2,668,000. For purposes of this Agreement, "Net Sales Proceeds" shall mean, with respect to any microcavity laser products sold by Buyer, the gross amount billed or invoiced by Buyer to a third party for sales of such products, less the following items, as allocable to such sales: (i) trade discounts, credits or allowances, (ii) credits or allowances additionally granted upon returns, rejections or recalls (except where any such recall arises out of Buyer's or its Affiliate's gross negligence, willful misconduct or fraud), (iii) freight, shipping and insurance charges, (iv) taxes, duties or other governmental tariffs (other than income taxes), and (v) government mandated rebates, if any.

         Section 2.5 INSTRUMENTS OF CONVEYANCE AND TRANSFER.

                  (a) At the Closing, as contemplated hereby, Seller will execute, acknowledge and deliver to Buyer:

                      (i) duly executed bills of sale substantially in the forms attached hereto as Exhibit B transferring the Equipment, Inventory and certain of the other Assets;

                      (ii) a duly executed assignment in the form attached hereto as Exhibit C transferring the Acquired Contracts and Accounts Receivable, together with such Uniform Commercial Code financing statements as may be required in connection with the transfer of the Accounts Receivable;

                      (iii) duly executed instruments of assignment, transfer or license in the forms attached hereto as Exhibit D, transferring the Intellectual Property;

                      (iv) all Sales Literature and true and complete copies of all Records; and

                      (v) such other documents, instruments, certificates and writings, in form and substance satisfactory to Buyer's counsel, for the conveyance, sale, transfer and assignment of the Assets as shall be required to effectively vest in Buyer good and marketable title to the Assets free and clear of all Liens except Permitted Liens and Seller shall take all such steps as may be required to put the Buyer in actual possession and operating control of the Assets as contemplated hereby.

                  (b) To the extent that the assignment of any lease, license, Contract, commitment or right shall require the consent of any other party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof; and to the extent that the transfer of any Permit shall require the consent of the Governmental Body which issued such Permit, this Agreement shall not constitute an agreement to transfer any such Permit if an attempted transfer would invalidate such Permit. Other than with respect to the Intellectual Property, if any lease, license, Contract, commitment, right, Permit or other asset or property which is part of the Assets cannot, in the opinion of the Buyer's counsel, be transferred effectively to the Buyer without the consent of a third party, the Seller shall thereafter be obligated to use its Reasonable Best Efforts to assure the Buyer of the benefits of such lease, license, Contract, commitment, right, Permit, or other asset or property.

         Section 2.6 TRANSFER OF PERMITS. The Seller and the Buyer shall, before and after the Closing, take all reasonable action as may be necessary or appropriate, in the opinion of the Buyer, to transfer to the Buyer all of the Permits set forth on Schedule 2.1(i), to the end that the Buyer shall be substituted for the Seller as the approved party under such Permits.

         Section 2.7 FURTHER ASSURANCES. The Seller shall, at the Closing and at any time and from time to time at the Buyer's request and without further consideration, execute, acknowledge and deliver such further instruments of conveyance, sale, transfer, assignment and confirmation in addition to those delivered pursuant to Section 3.2, and shall take such other action as Buyer may reasonably request to more effectively (i) convey, sell, transfer and assign to and vest in Buyer any of the Assets, (ii) confirm the title of Buyer thereto,
(iii) deliver the Assets to Buyer, (iv) assist Buyer in exercising rights with respect thereto, and (v) put Buyer in actual possession and operating control of any of the Assets.

         Section 2.8 DILIGENCE IN PURSUING SALES OF PRODUCTS. Buyer shall use Reasonable Best Efforts to market and sell the microcavity laser products during the Royalty Period at prices competitive in the microcavity laser market.

                                   ARTICLE III
                                     CLOSING

         Section 3.1 CLOSING. The closing of the transactions contemplated by this Agreement (referred to herein as the "CLOSING") shall take place at the offices of Cooley Godward LLP, 4365 Executive Drive, Suite 1100, San Diego, California 92121-2128 at [______] [__].m. on December ___, 1999, or such other place, time and date to which the parties may agree. The date of the Closing is referred to herein as the "CLOSING DATE." Failure to consummate the transactions contemplated hereby on the Closing Date shall not result in a termination of this Agreement or relieve any party hereto of any obligation hereunder.

         Section 3.2 DELIVERIES AT CLOSING.

                  (a) At the Closing, Buyer shall deliver the following to
Seller:

                      (i) ninety percent (90%) of the Interim Net Value of Purchased Assets as provided for in Section 2.4(a)(i);

                      (ii) the opinion of counsel, agreements, documents, and certificates required in Article 9 of the Agreement;

                      (iii) certified copies of the resolutions duly adopted by the Board of Directors of Buyer constituting all necessary corporate authorization for the consummation by Buyer of the transactions contemplated hereby; and

                      (iv) certificates of incumbency for all relevant officers and directors of Buyer executing this Agreement and any other documents pursuant to this Agreement.

                  (b) At the Closing, Seller shall deliver the following to
Buyer:

                      (i) such documents, instruments, certificates and writings required to be delivered by Seller pursuant to Section 2.5;

                      (ii) the opinion of counsel, agreements, documents and certificates required by Article 8 of this Agreement;

                      (iii) certified copies of the resolutions duly adopted by the Board of Directors of Seller constituting all necessary corporate authorization for the consummation by Seller of the transactions contemplated hereby;

                      (iv) certificates of incumbency for all relevant officers and directors of Seller executing this Agreement and any other documents pursuant to this Agreement; and

                      (v) such consents or other documents executed by Seller and such third parties as may, in Buyer's opinion, be required to effectively vest in Buyer good and marketable title to the Intellectual Property; and

                      (vi) such additional documents, instruments, certificates and writings as Buyer may reasonably request to effect the transactions contemplated hereby.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         Section 4.1 CORPORATE EXISTENCE Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now being conducted, except where the failure to be so qualified or licensed would not reasonably be expected to have a material adverse effect on the Seller or the Business.

         Section 4.2 SELLER'S AUTHORITY RELATIVE TO THIS AGREEMENT. Seller has full corporate power and authority to execute, deliver and perform this Agreement, and the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation and performance of the transactions contemplated hereby have been duly authorized and approved and no further corporate action is necessary on the part of Seller to make this Agreement, and the transactions contemplated hereby, valid and binding upon Seller in accordance with their terms. Neither the execution, delivery nor performance of this Agreement nor the consummation and performance of the transactions contemplated hereby by Seller will conflict with any provision of the Organizational Documents of Seller, or result in a violation or breach of any term or provision or constitute a default or accelerate the performance required under any Lien or other Material Contract to which Seller is a party or by which it or any of the Assets is bound, or violate any Order applicable to Seller.

         Section 4.3 TITLE TO PROPERTIES, ETC. Seller has good and marketable title to, and is in possession of, all the Assets, free and clear of all Liens except for liens to be removed prior to Closing and Permitted Liens as set forth on Schedule 4.3 attached hereto. Seller has the right to transfer, sell, convey and assign the Assets without the consent of any other party; and the instruments of transfer, sale, conveyance and assignment to be executed and delivered by Seller to Buyer at the Closing will be valid and binding obligations of Seller and sufficient to transfer, sell, convey and assign to Buyer all right, title and interest of Seller, in and to the Assets.

         Section 4.4 EQUIPMENT. Schedule 2.1(a) attached hereto sets forth an accurate description of all items of Equipment, including the book value of the items listed thereon. The Equipment being transferred as a portion of the Assets is in good operating condition, is in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and is fit for the ordinary purposes for which such Equipment is used. All of the Equipment conforms in all material respects to all applicable laws.

         Section 4.5 INVENTORY. Schedule 2.1(b) attached hereto sets forth an accurate description of all Inventory of Seller as of October 31, 1999, including the book value of the items listed thereon. The Inventory consists of items of raw materials and work in process as indicated, and are of good and standard quality, fit for their intended purpose and, in the case of goods covered by a customer or distributor purchase order, of specifications and in quantities corresponding to the customer orders to which they relate. Any of the Inventory that is obsolete, excessive, slow-moving or unsaleable is valued in accordance with GAAP in the books and records of Seller. The values at which the Inventory is carried on Seller's books and records reflect Seller's normal valuation policy as consistently applied.

         Section 4.6 CUSTOMERS. Schedule 4.6 sets forth a complete and accurate list of all of the customers of the Business during the period beginning December 1, 1998 and ending on the date of this Agreement.

         Section 4.7 SUPPLIERS. Schedule 4.7 sets forth a complete and accurate list of all of the suppliers of the Business during the period beginning December 1, 1998 and ending on the date of this Agreement.

         Section 4.8 CUSTOMERS AND SUPPLIERS. There have been no material adverse changes in the relationships between Seller and Seller's customers and suppliers of the Business since December 1, 1998 through the date of this Agreement. Except as and to the extent set forth on Schedule 4.8, Seller has not been provided with any notice that any significant supplier or customer of the Business intends to cease doing business with Seller.

         Section 4.9 ACCOUNTS RECEIVABLE. The accounts receivable related to the Business owed to Seller as of October 31, 1999 are listed on the attached
Schedule 2.1(d). To Seller's Knowledge, all such accounts receivable are collectible in the amounts shown on Schedule 2.1(d).

         Section 4.10 INTELLECTUAL PROPERTY. The attached Schedule 2.1(c) sets forth a list of all Intellectual Property, together with a summary description and full information in respect of the filing, registration, issuance or status thereof. No Intellectual Property will be adversely affected by the transactions contemplated hereby. Except as set forth on attached Schedule 4.10(a), no licenses, sublicenses, covenants, Contracts, agreements or legally enforceable commitments have been granted or entered into by Seller in respect of such Intellectual Property. Except as set forth on attached Schedule 4.10(a)(1), Seller has no Knowledge of: (i) any infringement or claimed infringement by Seller or its customers of any patent rights, copyrights, trademarks, service marks, trade names, trade secrets, mask work rights or other intellectual property rights of others, (ii) any infringement of rights in and to the Intellectual Property, or of any pending, existing or Threatened Proceedings relating to the Intellectual Property, or (iii) any Threatened or contemplated cancellation or revocation of any Contract granting to the Seller any copyright, or patent or trademark, license or other Intellectual Property right. Except as set forth on attached Schedule 4.10(b), to Seller's Knowledge, no present or past parent or Affiliate, director, officer, employee, stockholder, or consultant of Seller: (i) owns, directly or indirectly, in whole or in part, any interest in and to any Intellectual Property or inventions or patents, or copyrights or applications therefor which Seller is presently using in connection with the Business or related to the Business or Products, or (ii) has made any invention not assigned to Seller which is necessary or desirable for the operation of the Business. Except as set forth on Schedule 4.10(c), as of the date hereof, the Seller has no Knowledge of any new developments with respect to the Business or the Products which are commercially available or any new or improved materials, products, processes, methods or services useful in connection with the Business or the Products which are commercially available and which may adversely affect the sales, properties, Assets, liabilities or condition (financial or otherwise) of the Business.

         Section 4.11 MATERIAL CONTRACTS.

                  (a) Schedule 4.11(a) is a list of certain material contracts, agreements and other documents to which the Seller is a party or by which it, or the Assets, is bound in connection with the Business and which may involve payments or receipts in excess of $25,000 (the "Material Contracts"). Except for contracts, agreements and other documents listed on Schedule 4.11(a), the Seller is not a party in connection with the Business, nor are any of the Assets in any way bound or obligated by any written or oral:

                      (i) Contracts, agreements or commitments in respect of the sale of products or services, including any existing written warranties given by Seller in connection with the sale of products of the Business that are in force at Closing Date, or for the future purchase of raw materials, supplies, equipment, or other products or utilities;

                      (ii) sales agency or distributorship agreements or franchise agreements, or any legally enforceable commitments or obligations with respect thereto;

                      (iii) collective bargaining agreements, union agreements, employment contracts, consulting agreements or any agreements providing for the services of an independent contractor;

                      (iv) profit-sharing, pension, stock option, severance pay, retirement, bonus, deferred compensation, group life and health insurance or other employee benefit plans, agreements, arrangements or commitments, whether or not legally binding, applicable to any employee employed by Seller in connection with the Business;

                      (v) loan or credit agreements, indentures, guarantees (other than an endorsement made for collection), mortgages, pledges, conditional sales or other title retention agreements, or any equipment financing obligations, leases or lease-purchase agreements; or

                      (vi) Contracts, agreements or legally enforceable commitments, other than those of the types covered by paragraphs (a) through (e) above and as otherwise listed on Schedule 4.11(a), which might materially affect the sales, properties, Assets, liabilities or condition (financial or otherwise) of the Business.

                  (b) A true and complete copy of each Contract, agreement or other document (or, in the case of oral commitments, a description of the material terms thereof) which is listed on Schedule 4.11(a), including all amendments, supplements and modifications thereto, has heretofore been furnished to Buyer. Each such Contract, agreement or other document is in full force and effect and is the binding obligation of the parties thereto. No event or condition has occurred or exists, or, is alleged by any of the other parties to such Contracts, agreements or other documents to have occurred or existed which constitutes, or as a result of the consummation of the transactions contemplated hereby or with the lapse of time or giving of notice or both might constitute a material default or a basis for acceleration of any obligation, force majeure, or other claim of excusable delay or non-performance thereunder or in respect thereof, whether on the part of Seller or any other party. Except as noted on
Schedule 4.11(b), each such Contract, agreement or other document may be assigned or otherwise transferred pursuant to this Agreement without consent of any third party.

         Section 4.12 ABSENCE OF CERTAIN CHANGES. Except as disclosed on
Schedule 4.12, since June 30, 1999, the Seller has not:

                  (a) experienced any material adverse change in the Business, or in the prospects or conditions (financial or otherwise) of the Business;

                  (b) (i) except for customary raises granted its Employees in accordance with its past practices, increased or agreed to increase the rate of compensation payable or to become payable by it to any of its Employees, or (ii) made, directly or indirectly, any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former Employees other than as described on Schedule 4.12(b) hereto, or (iii) adopted any new, or made any increase in any existing, profit sharing, bonus, deferred compensation, savings, insurance, group life, health insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of such Employees;

                  (c) changed accounting methods or practices followed by Seller as it relates to the Business or changed depreciation or amortization policies or rates heretofore adopted in connection with the Assets;

                  (d) borrowed or agreed to borrow any funds or incurred, or become subject to, any obligations or liability (absolute or contingent, whether or not outstanding at present) which materially and adversely affects the Business or any of the Assets except: (i) current liabilities (other than for borrowed money or the deferred purchase price of any assets) incurred in the Ordinary Course of Business and obligations under agreements entered into in the Ordinary Course of Business; and (ii) obligations or liabilities entered into or incurred in connection with the execution of this Agreement;

                  (e) experienced any actual or Threatened employment dispute, demand for recognition, strike, walkout, lockout, slowdown, labor grievance or arbitration, unfair labor practice charge or complaint, labor organizational activity or requests by Employees for union representation, charge of discrimination or unfair employment practice, or any other occurrence, event or condition of any similar character affecting the Employees, directly or indirectly, which may have a material adverse effect on the condition, continued operation or prospects of the Business or on the Assets;

                  (f) granted any powers of attorney or comparable delegations of authority outstanding in connection with the Business which may be binding on Seller;

                  (g) suffered any damage, destruction, loss, waiver of rights or other decreases in the value of any of the Assets of whatever form, whether or not covered by insurance, which individually or in the aggregate is material;

                  (h) canceled or agreed to cancel any debt or claims or entered or agreed to enter into any Contract, agreement or arrangement granting any preferential rights to purchase any of the Assets or requiring the consent of any party to the transfer or assignment of any of the Assets of the Business;

                  (i) learned of any planned or proposed Legal Requirement which has or would have a material and adverse effect on the continued operation, Assets, business condition (financial or otherwise) or prospects of the Business;

                  (j) amended or terminated, or agreed to amend, terminate or permit any termination of, any Contract, agreement or license to which Seller is a party and which affects the Business, if such amendment or termination is or would have a material and adverse effect on the Buyer or the Business, is not at arm's length or is other than in Ordinary Course of Business; or

                  (k) amended, terminated, allowed to lapse or failed to renew any Permit, if such amendment, termination, lapse or failure to renew is or would be material or has or would have an adverse effect on Buyer or the Business.

         Section 4.13 TAX MATTERS. All foreign, federal, state, county, local and any other Tax, including, without limitation, income taxes, corporate franchise taxes, payroll taxes, sales taxes and ad valorem taxes, due and payable by Seller with respect to the Business on or before the date of this Agreement have been paid and the Seller has filed all Tax Returns and reports required to be filed by it.

         Section 4.14 NO DEFAULT; COMPLIANCE WITH LAWS. Except as listed on
Schedule 4.14:

                  (a) there has been no default in any respect in any material obligation to be performed by Seller under any Material Contract, nor has Seller waived any material right under any such Material Contract; and

                  (b) the Seller has complied in all material respects with all applicable Legal Requirements, including, without limitation, those imposing taxes, in every applicable jurisdiction, in respect of the ownership of the Assets used in connection with the Business and the conduct of the Business.

         Section 4.15 LITIGATION. Except as set forth on Schedule 4.15(a), there are no Proceedings pending, Threatened or affecting the Seller in connection with the Business or the Assets, including, but not limited to, any such action
(a) involving or concerning product liability of any Products designed, produced, manufactured, sold or serviced by the Seller prior to the Closing Date or (b) which question the validity or legality of the transactions contemplated hereby. Seller is not, in connection with the Business, subject to any continuing Order, applicable to it or to the Business or the Assets, and is not, in violation of or in default with respect to any Order, except as set forth on
Schedule 4.15(b).

         Section 4.16 PRODUCT LIABILITY. Seller has not given or made any warranties to third parties with respect to any Products, except for Seller's standard warranties and OEM warranties, true copies of which are attached as
Schedule 4.16(a), warranties imposed by the provisions of the applicable commercial codes or for which it is indemnified by third parties. Except as set forth on Schedule 4.16(b), to Seller's Knowledge there is no state of Seller's affairs, nor has any event occurred which may form the basis of any present claim against the Seller in connection with the Business not fully covered by insurance for product liability.

         Section 4.17 INSURANCE. Schedule 4.17 is a schedule setting forth a list and brief description of all policies of insurance held by the Seller in connection with the Business, copies of which policies have been heretofore furnished to the Buyer. Such policies are (i) in full force and effect, (ii) underwritten by financially sound and reputable insurers, (iii) sufficient for all applicable requirements of law and (iv) in amount, and against such risks, as are generally maintained for comparable businesses and properties in the locality where such business and properties are located.

         Section 4.18 LICENSES, PERMITS, ETC. Schedule 4.18 is a schedule describing all licenses, product and establishment registrations, franchises, Permits, easements, certificates, consents, rights and privileges necessary to the conduct of the Business, all of which have been obtained by Seller and are valid and in full force. Copies of all such items have heretofore been furnished to the Buyer.

         Section 4.19 INTEREST IN COMPETITORS, SUPPLIERS, CUSTOMERS, ETC. To Seller's Knowledge, no officer or director of Seller or any spouse or child of any such officer or director, as applicable, has any ownership interest in any competitor, supplier or customer of Seller in connection with the Business, or any property (tangible or intangible) used in the operation of the Business, except as disclosed on Schedule 4.19.

         Section 4.20 QUESTIONABLE PAYMENTS. To Seller's Knowledge, neither the Seller nor any Employee, agent, or representative as applicable, of Seller has made, directly or indirectly, in connection with the Business, any bribes, kickbacks, illegal payments, political contributions with corporate funds, payments from corporate funds not recorded on the books and records of Seller, payments from corporate funds which were falsely recorded on the books and records of the Seller, payments from corporate funds to governmental officials for improper purposes or illegal payments from corporate funds to obtain or retain business either within the United States or abroad.

         Section 4.21 YEAR 2000 COMPLIANCE. All computers, hardware, computer software, databases and embedded control systems used by the Seller, to the extent that they constitute part of the Assets (collectively, the "SYSTEMS") are Year 2000 Compliant. As used herein, the term "YEAR 2000 COMPLIANT" means that the Systems (i) accurately process date and time data (including calculating, comparing, and sequencing) from, into and between the twentieth and twenty-first centuries, the years 1999 and 2000, and leap year calculations and (ii) operate accurately with other software and hardware that use standard date format (4 digits) for representation of the year.

         Section 4.22 AT-WILL EMPLOYEES. It is Seller's published policy that all Employees of the Business are employed "at will".

         Section 4.23 NO BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement arising out of any action taken by Seller.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

         Section 5.1 CORPORATE EXISTENCE. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer is duly qualified to do business and in good standing as a foreign corporation in California.

         Section 5.2 BUYER'S AUTHORITY RELATIVE TO THIS AGREEMENT. Buyer has full corporate power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the consummation and performance of the transactions contemplated hereby have been duly authorized and approved and no further corporate action is necessary on the part of Buyer to make this Agreement, and the transactions contemplated hereby, valid and binding upon Buyer in accordance with their terms. Neither the execution, delivery nor performance of this Agreement and consummation and performance of the transactions contemplated hereby by Buyer will conflict with any provision of the Organizational Documents of Buyer, or result in a violation or breach of any term or provision or constitute a default or accelerate the performance required under any Lien or other Contract or agreement to which Buyer is a party or by which it or any of its assets and properties is bound, or violate any Order applicable to Buyer.

         Section 5.3 ABSENCE OF LITIGATION. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of any director or officer of Buyer, threatened against or affecting the ability or right of Buyer to execute and deliver this Agreement or to consummate and perform the transactions contemplated hereby.

         Section 5.4 NO FURTHER APPROVAL. No approval, authorization, order, license, permit, franchise or consent of, or registration, declaration or filing with, any governmental authority or other person is required in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

         Section 5.5 NO BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement arising out of any action taken by Buyer.

         Section 5.6 NO INDUCEMENT. For a period of three (3) years after the Closing, Buyer will not, directly or indirectly, either for itself, its subsidiary, an Affiliate, or any other Person, induce or attempt to induce any employee of the Seller identified on Schedule 5.6 to leave the employ of the Seller.


                                   ARTICLE VI
                                  OTHER MATTERS

         Section 6.1 RETENTION BONUS PAYMENTS. Buyer shall reserve for certain employees set forth on Schedule 6.1: (i) US $80,000, plus (ii) in the event that the Royalty Amounts exceed $920,000, then eight tenths of one percent (.8%) of the Net Sales Proceeds during the Royalty Period shall be distributed to such employees (to the extent that such employee is an employee of Buyer at the time such funds are to be distributed) in the form of a bonus. In no event shall such bonus amounts exceed US $232,000.

         Section 6.2 AMERICAN LASER ACCOUNTS RECEIVABLE. For each microcavity laser that Buyer ships to American Laser Corporation, Buyer shall remit to Seller the value of one microcavity laser. In the event American Laser pays to Buyer any amounts unrelated to or independent from the shipment of microcavity lasers, Buyer shall remit to Seller all of such payment. Notwithstanding the foregoing, Buyer's obligation to remit such payments to Seller shall cease at such time as all such remittances shall equal $98,910.00 (the "Remittance Cap").

         Section 6.3 BALANCING PAYMENT. From the Closing Date until December 24, 1999, Buyer shall pay to the Seller the value of the gross margin on sales of the Products shipped during such period, less any commissions or other payments to a third party relative to theses shipments. Seller shall pay Buyer $4,000 per day for each business day between the Closing Date and December 24, 1999. This provision shall apply only to sales of the Products which are included on the unshipped order backlog of the Seller as of the Closing Date.

                                   ARTICLE VII
                               COVENANTS OF SELLER

Seller covenants with the Buyer that:

         Section 7.1 CONDUCT OF BUSINESS. From the date of this Agreement to the Closing Date, Seller will operate the Business only in the Ordinary Course, and, in particular, without the prior written consent of Buyer, Seller, in connection with the Business, will not:

                  (a) commit any act or permit the occurrence of any event or the existence of any condition of the type described in Section 4.12 in connection with the Business or the Assets;

                  (b) enter into any Contract, agreement, commitment or undertaking in connection with the Business or the Assets involving payments or receipts of more than US $25,000, other than Contracts or commitments made pursuant to this Agreement;

                  (c) cancel or permit any insurance maintained in connection with the Business or the Assets to lapse or terminate, unless reviewed or replaced by like coverage;

                  (d) be in material default under any Contract, agreement, commitment or undertaking of any kind relating to the Business or the Assets;

                  (e) violate or fail to comply with all laws applicable to the Assets or the Business;

                  (f) fail to maintain and repair the Assets in accordance with good standards of maintenance and as required in any leases or other agreements pertaining thereto; or

         Section 7.2 ACCESS TO INFORMATION. From and after the date of this Agreement, the Seller will give to Buyer and its representatives, full and free access to all the properties, Records, contracts, and commitments of the Business so that Buyer may have full opportunity to make such investigation as it shall desire to make of the affairs of the Business. Without limiting the foregoing, Seller shall cooperate with and give Buyer full access to such information and Records as Buyer may deem necessary to facilitate the review of the Closing Balance Sheet by Buyer. Any such investigation shall not affect the representations and warranties of the Seller contained in this Agreement.

         Section 7.3 PRESERVATION OF BUSINESS ORGANIZATION. Seller will use its Reasonable Best Efforts to preserve the business organization of the Business from the date of this Agreement to and including the Closing Date, and to preserve for Buyer Seller's good relations with all licensors, suppliers, customers and others having business relations with Seller in connection with the Business.

         Section 7.4 TRADE SECRETS. From and after the Closing Date, Seller will not use or divulge to any competitor or unauthorized person, any Confidential Information, and will use its Reasonable Best Efforts to insure that its employees and agents do not use or divulge, any Confidential Information, trade secrets, processes, formulae or know-how relating to the Business.

         Section 7.5 CONSENTS OF THIRD PARTIES. Seller will use all reasonable and proper efforts to obtain, where required, the consents of all third parties, including assisting Buyer in obtaining all Governmental Authorizations related to the Business or Assets which require such consents.

         Section 7.6 COLLECTION OF RECEIVABLES. Subject to Section 6.2, hereof, after the Closing Date, Seller hereby authorizes Buyer to collect all receivables and other items transferred to Buyer hereunder, and to endorse with the name of Seller any checks or other instruments received on account of any such receivable or other item. The Seller agrees that it will transfer or cause to be transferred to Buyer any cash or other property that it may receive after the Closing Date in respect of such receivables or other items. The Seller will on and after the Closing Date, cooperate with Buyer in endeavoring to effect the collection of all receivables and the pursuit of all other Proceedings involving the Business based on Contracts, arrangements or acts of the Seller which were in effect or occurred on or prior to the Closing Date and related to the Business.

         Section 7.7 SUPPLY CONTRACTS. As may be requested by Buyer, Seller hereby agrees that it shall maintain any and all Contracts or agreements with suppliers or vendors listed on Schedule 2.1(e) or other such Contracts or arrangements which Seller is unable, for whatever reason, to transfer or assign to Buyer. Seller shall for the duration of any such Contract, agreement or arrangement, pass through the benefits of same to Buyer at Seller's cost of the goods or services provided thereunder. Buyer shall pay Seller for such goods or services in accordance with the terms of Seller's invoice for same.

         Section 7.8 ROYALTIES. With respect to the license agreements set forth on Schedule 4.18 Seller has paid or shall pay prior to the Closing Date any royalties or other similar obligations associated with the Business due and payable on or before the Closing Date.

         Section 7.9 INSURANCE. Seller shall maintain valid policies of insurance as set forth in Section 4.17 hereof which will be outstanding and duly in force on the Closing Date.

         Section 7.10 ACKNOWLEDGMENTS BY SELLER.  Seller acknowledges that:

                  (a) Seller has occupied a position of trust and confidence in connection to the Business prior to the date hereof and has become familiar with the following, any and all of which constitute confidential information of the Business, (collectively the "CONFIDENTIAL INFORMATION"): (i) any and all trade secrets concerning the business and affairs of the Business, the Products, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information of the Business and any other information, however documented, of the Business that is a trade secret within the meaning of California Uniform Trade Secrets Act, Section 3426, et seq. of the California Civil Code; (ii) any and all information concerning the business and affairs of the Business (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials) however documented; and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Business containing or based, in whole or in part, on any information included in the foregoing;

                  (b) the business of the Business is international in scope;

                  (c) its products and services are marketed worldwide (the "TERRITORY");

                  (d) Buyer has required that Seller make the covenants set forth in Section 7 of this Agreement as a condition to the Buyer's purchase of the Assets owned by Seller;

                  (e) the provisions of Section 7 of this Agreement are reasonable and necessary to protect and preserve the Business; and

                  (f) the Business would be irreparably damaged if Seller were to breach the covenants set forth in Section 7 of this Agreement.

         Section 7.11 CONFIDENTIAL INFORMATION.

                  (a) Seller acknowledges and agrees that all Confidential Information known or obtained by Seller, whether before or after the date hereof, is the property of the Business. Therefore, Seller agrees that Seller will not, at any time, disclose and will use its Reasonable Best Efforts to prevent any of its employees from disclosing to any unauthorized Person or use for its own account (other than with respect to internal research or development of products unrelated to the Business or to the Products) or for the benefit of any third party any Confidential Information, which Seller has in its possession, whether in memory, in writing or other physical form, without Buyer's written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Seller's fault or the fault of any other Person bound by a duty of confidentiality to Buyer or the Business. Seller agrees to deliver to Buyer at the time of execution of this Agreement, and at any other time Buyer may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations, or affairs of the Business and any other Confidential Information that Seller may then possess or have under its control.

                  (b) If, for any reason, the Closing of the transactions contemplated by this Agreement fails to occur, each party shall maintain as confidential all non-public information of the other received or learned by it in the course of negotiations, due diligence and other actions undertaken in the course of entering into and performing this Agreement, and Buyer shall return all such information delivered by Seller to Seller.

         Section 7.12 NONCOMPETITION AGREEMENT OF SELLER. As an inducement for Buyer to enter into this Agreement and as additional consideration for the consideration to be paid to Seller hereunder,

                  (a) Seller agrees that:

                      (i) for a period of three (3) years after the Closing, Seller will not, directly or indirectly, or individually or in partnership or jointly in conjunction with any Person, as a principal, agent or shareholder, or in any manner whatsoever engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be associated with, or in any manner connected with, lend Seller's name or any similar name to, lend Seller's credit to, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Business anywhere within the Territory, other than with respect to laser optics coating products; provided, however, that Seller may purchase or otherwise acquire up to (but not more than) five percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Seller agrees that this covenant is reasonable with respect to its duration, geographical area, and scope;

                      (ii) for a period of three (3) years after the Closing, Seller will not, directly or indirectly, either for itself, its subsidiary, an Affiliate, or any other Person, (i) induce or attempt to induce any employee of the Buyer in connection with the Business to leave the employ of the Buyer; (ii) in any way interfere with the relationship between the Buyer and any employee of the Buyer in connection with the Business; (iii) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Buyer in connection with the Business; or (iv) induce or attempt to induce any customer, supplier, licensee, or business relation of the Buyer in connection with the Business to cease doing business with the Buyer, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Buyer in connection with the Business; and

                      (iii) for a period of three (3) years after the Closing, Seller will not, directly or indirectly, either for itself, its subsidiary, an Affiliate, or any other Person, solicit the business of any Person known to Seller to be a customer of the Business, whether or not Seller, or any of Seller's shareholders, directors, officers, employees or agents, had personal contact with such Person, with respect to products or activities which compete in whole or in part with the products or activities of the Business, other than for the 1550 nm microlaser product line which is not part of the Business.

                  (b) In the event of a breach by Seller of any covenant set forth in Subsection 7.12(a) hereof, the term of such covenant will be extended by the period of the duration of such breach. Seller will not, at any time during or after the three (3) year period, disparage Buyer or the Business, or any of their shareholders, directors, officers, employees, or agents.

                  (c) It is the understanding and agreement of the parties that the covenants not to compete contained in this Section 7.12, as to duration, scope and geographical area are necessary to protect the rights of Buyer in and to the Assets. In the event that the provisions of this Section 7.12 should ever be deemed to exceed the duration, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum duration, scope or geographic limitations permitted by applicable law.

                  (d) In the event that Seller is acquired by, merged with or into or sells all or substantially all of its assets to a competitor or an affiliate of a competitor of Buyer, then the term of the covenants set forth in
Section 7.12 hereof, shall expire as of the date of the closing of such acquisition, merger, or sale.

         Section 7.13 RELEASE OF CERTAIN LIENS. The parties agree that the liens set forth on the attached Schedule 7.13 will not be released prior to Closing. Seller hereby agrees to effect a release of the Assets from the liens set forth on Schedule 7.13 on or before sixty (60) days after Closing.


                                  ARTICLE VIII
                       CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer hereunder shall be, at the option of Buyer, subject to the satisfaction of the following conditions:

         Section 8.1 SELLER'S REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. Buyer shall not have discovered any material error, misstatement or omission in the representations and warranties made by Seller in Article 4 hereof; the representations and warranties made by Seller herein shall be deemed to have been made again at and as of the time of Closing and shall then be true in all material respects, except to the extent that such representations and warranties shall have been made as of a specified date; Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing; and Buyer shall have received a certificate of the President of Seller to the effect set forth in this Section 8.1.

         Section 8.2 APPROVAL BY COUNSEL. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been approved by Fulbright & Jaworski L.L.P., counsel for Buyer, and such counsel shall have been furnished with such certified copies of actions and proceedings and other such instruments and documents as it shall have reasonably requested.

         Section 8.3 OPINION OF COUNSEL FOR SELLER. Buyer shall have received the legal opinion of Cooley Godward LLP, Counsel for Seller, within five (5) business days of the Closing Date and dated the Closing Date, in the form of Exhibit F attached hereto.

         Section 8.4 NO DAMAGE OR DESTRUCTION. Prior to the Closing there shall not have occurred any casualty to any Equipment or Inventory owned or used by the Seller as a result of which the monetary amount of damage or destruction aggregates more than $250,000 and such loss shall not be substantially covered by valid, existing insurance underwritten by responsible insurers. Additionally, there shall not have been any changes in the business, properties or operations of the Business or of the Assets since the date hereof and continuing as of the Closing Date which would have a material adverse effect on the value of the Business or the Assets.

         Section 8.5 ABSENCE OF RESTRAINT. No Order to restrain, enjoin or otherwise prevent the consummation of this Agreement or any transactions in connection herewith shall have been entered and, on the Closing Date, there shall not be any pending or Threatened Proceeding with a view to seeking to restrain or prohibit consummation of the transactions contemplated hereby or in which divestiture, rescission or significant damages are sought in connection with the transactions contemplated hereby, and no investigation by any foreign or domestic Governmental Body shall be pending or Threatened which might result in any such Proceeding.

         Section 8.6 APPROVALS. All consents and authorizations by third parties and all Governmental Authorizations in form and substance reasonably satisfactory to Buyer, the granting or making of which are necessary for the consummation of the transactions contemplated hereby or for the prevention of the termination of any right, privilege, lease, license, Contract, Permit or agreement of Seller relating to the Business or any material loss or disadvantage to Buyer upon the consummation of the transactions contemplated hereby shall have been obtained or made.

         Section 8.7 EMPLOYMENT AGREEMENTS. Buyer shall have received executed employment agreements in the form of Exhibit E from the individuals listed on
Schedule 8.8 (the "Key Employees").


                                   ARTICLE IX
                       CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller hereunder shall be, at the option of Seller, subject to the satisfaction of the following conditions:

         Section 9.1 BUYER'S REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. There shall have been no material error, misstatement or omission in the representations and warranties made by Buyer in Article 5 hereof; the representations and warranties made by Buyer herein shall be deemed to have been made again at and as of the time of Closing and shall then be true in all material respects, except to the extent that such representations and warranties shall have been made at and as of a specific date; Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing; and Seller shall have received a certificate, dated the Closing Date, of a senior officer of Buyer to the effect set forth in this Section 9.1.

         Section 9.2 APPROVAL BY COUNSEL. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been approved by counsel for Seller and such counsel shall have been furnished with such certified copies of actions and proceedings of Buyer and other such instruments and documents as they shall have reasonably requested.

         Section 9.3 OPINION OF BUYER'S COUNSEL. The Seller shall have received an opinion of Fulbright & Jaworski, L.L.P., counsel for the Buyer, dated the Closing Date, substantially in the form of Exhibit G attached hereto.


                                    ARTICLE X
                         NATURE OF STATEMENTS; SURVIVAL

Except as otherwise set forth in Article 7 of this Agreement, all covenants, representations and warranties made by Seller hereunder or pursuant hereto or in connection with the transactions contemplated hereby (except such covenants, agreements, representations and warranties relating to the Intellectual Property which shall survive until December 16, 2002) shall survive until December 16, 2000, regardless of any investigation at any time made by or on behalf of Buyer, or of any information Buyer may have in respect thereto. Except as otherwise set forth in this Agreement, all covenants, agreements, representations and warranties made by Buyer hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive until December 16, 2000, regardless of any investigation at any time made by or on behalf of Seller, or of any information Seller may have in respect thereto.


                                   ARTICLE XI
                                    INDEMNITY

         Section 11.1 INDEMNITY BY SELLER. Subject to the limitations set out in
Section 11.4 hereof, Seller covenants and agrees to indemnify and save and hold Buyer and its representatives, affiliates, shareholders, officers and directors, harmless, at all times after the Closing Date, from and against any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees), or diminution of value, whether on or involving a third party claim (collectively, "DAMAGES") arising out of or resulting from:

                  (a) any Retained Liabilities;

                  (b) any breach of any representation, warranty, or covenant made by Seller in connection with the transactions contemplated hereby.

         Section 11.2 INDEMNITY BY BUYER. In addition to Buyer's indemnity obligations under Section 2.3 hereof, Buyer covenants and agrees to indemnify and hold Seller, its directors, officers, employees and agents, harmless, at all times after the Closing Date, from and against any damages arising or resulting from:

                  (a) any breach of any representation, warranty, covenant or agreement made by Buyer in connection with the transactions contemplated hereby, including any inaccuracy in any written representation, list, schedule, certificate or other agreement, instrument or document furnished or to be furnished to Seller pursuant to the terms of this Agreement, or delivered in contemplation of, or in connection with the transactions contemplated hereby;

                  (b) product safety or liability claims (including, without limitation, any based on a failure to warn), or claims in respect of any personal injury or damage to the property of others, or any Occupational Safety, Health or Welfare Law arising from or relating to acts, omissions, events or conditions of or relating to the Business occurring after the Closing Date or any claim otherwise arising out of the Business after the Closing Date;

                  (c) the Assumed Liabilities.

         Section 11.3 THIRD PARTY CLAIMS. The obligations and liabilities of the parties under this Article 11 with respect to claims resulting from the assertion of liability by third parties (including governmental penalties, fines and assessments) shall be subject to the following terms and conditions:

                  (a) NOTICE. The indemnified party shall give prompt written notice to the indemnifying party of any assertion of liability by a third party which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Section 11. Such notice shall comply with the provisions of Section 14.

                  (b) DEFENSE. In the event any action, suit or proceeding (a "LEGAL ACTION") is brought against an indemnified party, with respect to which the indemnifying party may have liability under an indemnity agreement contained herein, the Legal Action shall, upon the written agreement of the indemnifying party that it is obligated to indemnify under such indemnity agreement, be defended by the indemnifying party and such defense shall include all proceedings on appeal or for review which counsel for the defendant shall deem appropriate. The indemnified party shall have the right to be represented by counsel and accountants, at its own expense, and shall be kept fully informed as to such Legal Action at all stages thereof whether or not it is represented by its own counsel. Until the indemnifying party shall have so assumed the defense of any Legal Action, or if the indemnified party shall have reasonably concluded that there are likely to be defenses available to the indemnified party that are different from or in addition to those available to the indemnifying party (in which case the indemnifying party shall not be entitled to assume the defense of such Legal Action but shall have the right to be represented by counsel and accountants, at its own expense, and shall be kept fully informed as to such Legal Action at all stages thereof whether or not represented by its own counsel), all legal or other expenses reasonably incurred by the indemnified party shall be borne by the indemnifying party. The indemnifying party shall make available to the indemnified party and its attorneys and accountants all books and records of the indemnifying party relating to such Legal Action and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to facilitate the proper and adequate defense of any such Legal Action.

                  (c) SETTLEMENT OF CLAIMS. The indemnifying party shall not make any settlement of any claim without the written consent of the indemnified party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the indemnified party or its assets, employees or business.

                  (d) Buyer and Seller agree that it, as applicable, shall promptly pay to any indemnified party it is obligated to indemnify hereunder in cash the amount of any damages to which such indemnified party may become entitled by reason of the provisions of this Agreement.

         Section 11.4 INDEMNITY LIMITS. The parties agree that no claims may be made by Buyer under the indemnification provisions set forth in this Agreement to the extent that the aggregate of all indemnity claims made by Buyer (as indemnified party) as of the date of such claim exceeds the sum of the Cash Payment and the Advanced Royalty Payment or to the extent that the aggregate of all such indemnity claims does not exceed US $100,000. In addition, Seller shall not be liable for the first $100,000 in Damages that would otherwise be included in claims made under the indemnification provisions in this Agreement. Seller shall not be liable for Damages that would otherwise be included in claims made under the indemnification provisions of this Agreement in any amount exceeding the sum of the Cash Payment and the Advanced Royalty Payment.

         Section 11.5 RIGHT OF SET-OFF. Upon notice to the Seller specifying the basis for such set-off, Buyer may set-off any amount to which it may be entitled pursuant to this Agreement against any payments due Seller under this Agreement and/or may give notice of a claim in such amount under the indemnification provisions hereof. The exercise of such right of set-off by the Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement. Neither the exercise of nor the failure to exercise such right of set-off or to give notice of a claim under the indemnification provisions hereof will constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies which may be available to it.


                                   ARTICLE XII
                               DISPUTE RESOLUTION

         Section 12.1 ARBITRATION. (a) All disputes under this Agreement shall be settled by binding arbitration at San Diego County, California, before a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "RULES"). Any party may commence arbitration at any time by giving written notice to the other party that such dispute has been referred to arbitration under this Agreement. The arbitrator shall be selected by the joint agreement of the parties, but, if they do not so agree, within twenty (20) days following the notice referred to above, then the selection shall be made pursuant to the Rules from the panel of arbitrators maintained by such Association. The parties shall be entitled to conduct discovery in connection with the dispute in accordance with the Federal Rules of Civil Procedure.

                  (b) Within ten (10) days following the appointment of the arbitrator each party shall furnish the arbitrator with a statement of the matters in dispute. The arbitrator shall commence hearing the matter within twenty (20) days of receiving such statement and shall complete the arbitration and file his written decision within sixty (60) days following his appointment. The costs of arbitration, including the arbitrator's fees and the fees and costs of counsel shall be allocated by the arbitrator in his decision. If the arbitrator determines that the dispute and arbitration, or either is not the result of good faith on the part of any party, then the arbitrator may make an additional award to the party aggrieved for such sum as the arbitrator may in his or her discretion determine is a reasonable damage figure.

                  (c) The award of the arbitrator shall be binding and conclusive upon the parties and may be entered in any state or federal court within San Diego County, California. There shall be no right of appeal from the award of the arbitrator. The arbitrator may award attorneys fees and costs in accordance with Section 12.3 below.

                  (d) To the extent that arbitration may not be legally permitted hereunder, then any party to any dispute under this Agreement may commence a civil action in accordance with Section 12.2, below.

                  (e) Nothing in this Agreement shall prevent the parties from settling any dispute by mutual agreement or mutually agreed mediation.

         Section 12.2 JURISDICTION. (a) The parties hereby irremovably submit to the exclusive jurisdiction of the state and federal courts located in San Diego County, California for the purpose of any action or proceeding arising out of or relating to this Agreement. The parties irrevocably agree that all claims in such action or proceeding may be heard and determined only in such courts. To the extent permitted by law each of the parties hereby waives and hereby agrees not to assert by way of motion as a defense or otherwise in any such action or proceeding that it is not personally subject to the jurisdiction of such courts, that the action or proceeding is brought in an inconvenient forum or that the venue of the action or proceeding is improper; PROVIDED, HOWEVER, that nothing herein shall prevent any party hereto from removing any case hereunder brought in a state court to the United States District Court in San Diego County, California. The parties further agree that a final judgment in any action or proceeding hereunder shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

                  (b) Each of the parties irrevocably consents to the service of the summons and complaint and any other process in such action or proceeding relating to this Agreement on behalf of itself or its property by any means permitted by California law and addressed to such party at the address set forth in Section 14.1 hereof.

         Section 12.3 If any legal action or arbitration or other proceeding is brought by any party with respect to this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any other provisions of this Agreement, then the court or arbitrator shall award the successful or prevailing party, in addition to any other relief to which it may be entitled, reasonable attorneys' fees and other costs incurred in that action or proceeding, including fees and costs incurred on appeal and in collecting any judgment or award, as equitably determined by the court or the arbitrator, and the court or arbitrator shall so provide in its judgment or award.

                                  ARTICLE XIII
                                   TERMINATION

         Section 13.1 TERMINATION. This Agreement may be terminated by:

                  (a) the mutual written consent of the parties hereto;

                  (b) Buyer, if a material default shall be made by Seller in the observance or in the due and timely performance by Seller of any of the covenants of Seller herein contained, or if there shall have been a material breach by Seller of any of the warranties and representations of Seller herein contained, or if the conditions of this Agreement to be complied with or performed by Seller at or before the Closing Date shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by Buyer;

                  (c) Seller, if a material default shall be made by Buyer in the observance or in the due and timely performance by Buyer of any covenants of Buyer herein contained, or if there shall have been a material breach by Buyer of any of the warranties and representations of Buyer herein contained, or if the conditions of this Agreement to be complied with or performed by Buyer at or before the Closing Date shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance and nonperformance shall not have been waived by Seller; or

                  (d) either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 10, 2000, or such later date to which the parties may agree.


                                   ARTICLE XIV
                                  MISCELLANEOUS

         Section 14.1 NOTICES. Except as otherwise provided herein, all notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be transmitted by telegram, telecopy or personal delivery and shall be confirmed by first-class, postage prepaid, registered or certified mail. All such communications shall be deemed received when sent. All such communications shall be addressed, as applicable, to a party at his or its address as shown below:

                  (a) If to Buyer to:

                  Melles Griot, Inc.
                  2051 Palomar Airport Road, Suite 200
                  Carlsbad, CA 92009
                  Facsimile:  (760) 804-0198
                  Attention:  Michael J. Dorich

                  With a copy to:

                  Fulbright & Jaworski L.L.P.
                  801 Pennsylvania Avenue, N.W.
                  Washington, D.C.  20004-2615
                  Telecopy: (202) 662-4643
                  Attention:  Steven B. Pfeiffer

                  (b) If to Seller to:

                  Laser Power Corporation
                  12777 High Bluff Drive
                  San Diego, CA 92130-2016
                  Facsimile:  (619) 269-0956
                  Attention:

                  With a copy to:
                  Cooley Godward LLP
                  4365 Executive Drive, Suite 1100
                  San Diego, CA 92121-2128
                  Facsimile:  (619) 453-3555
                  Attention:  D. Bradley Peck

or to such other address as it may by written notice, received by the other party, have designated as its address for such purpose.

         Section 14.2 GOVERNING LAW. This Agreement shall be governed by the laws of California and of the United States of America, as applicable, in all respects, including matters of construction, enforcement and performance, without giving effect to the principles of conflicts of law thereof.

         Section 14.3 SECTION HEADINGS. The section headings and underlining contained herein are for purposes of convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way.

         Section 14.4 ENTIRE AGREEMENT. This Agreement, including the Exhibits, and Schedules hereto, set forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby, and supersede all prior agreements, arrangements and understandings related to the subject matter hereof. The Schedules to this Agreement, which have been provided by Seller are an integral part of this Agreement and are incorporated herein by reference.

         Section 14.5 SEVERABILITY. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

         Section 14.6 ASSIGNMENT; SUCCESSORS AND ASSIGNS. None of the parties hereto may assign this Agreement or its rights hereunder, whether in whole or in part, without the prior written consent of the other parties hereto; provided, however, that either party may assign this Agreement and its rights and obligations hereunder to any person by which it is acquired, with which or into which it is merged, or to which it sells all or substantially all of its assets. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, heirs and representatives, as applicable.

         Section 14.7 AMENDMENT. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by the parties or their duly authorized officers or agents.

         Section 14.8 WAIVER. No waiver of any right under this Agreement shall be deemed effective unless contained in writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future such right or any other right arising under this Agreement.

         Section 14.9 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 14.10 BUYER'S REMEDIES FOR SELLER'S BREACH OF CONFIDENTIALITY AND NONCOMPETITION. If Seller breaches the covenants set forth in Section 7 of this Agreement, Buyer will be entitled, in addition to any right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 7 of this Agreement, it being agreed that money damages alone would be inadequate to compensate the Buyer and would be an inadequate remedy for such breach. Nothing herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it at law or in equity including recovery of damages.

         Section 14.11 BUYER'S RIGHT TO SPECIFIC PERFORMANCE. The parties hereto recognize that the Business is uniquely suited to Buyer's business requirements and that it may be impossible to determine the amount of damages which would result to Buyer from Seller's refusal to complete the sale of the Business as required under the provisions of this Agreement. Seller therefore agrees that in the event of the failure of Seller to complete the sale of the Business in accordance with the provisions of this Agreement after the conditions precedent to Seller's obligations to close have been fulfilled or waived, that Buyer will be entitled to enforce specific performance of this Agreement against Seller. Seller and Buyer hereby consent to the right of Buyer to obtain a Decree of Specific Performance against Seller in any court having jurisdiction over this matter. Nothing herein shall be construed, however, as prohibiting Buyer from pursuing any other available remedy at law or in equity for such breach including recovery of damages.

         Section 14.12 BULK SALES. Seller agrees to indemnify Buyer from and against any loss, cost or expense (including expenses for investigations, reasonable costs of employee time used in investigation and defense, and attorneys' fees and expenses) arising out of the failure to comply with the laws of the State of California as set forth in Division 6 of the California Commercial Code and any similar law of any other jurisdiction which may be applicable to the transactions set forth in this Agreement.

         Section 14.13 FEES AND EXPENSES.

                  (a) Buyer agrees to pay all costs associated with or arising out of moving the Assets.

                  (b) Each of Buyer and Seller shall pay its own expenses incurred in connection with the preparation, negotiation, execution, delivery and consummation of this Agreement and the transactions contemplated hereby.

         Section 14.14 PRORATIONS AND TRANSFER TAXES. Personal property taxes, utilities and other terms not included in the Assumed Liabilities shall be adjusted ratably as of the Closing Date. All applicable state, federal and local transfer taxes payable in connection with the transactions contemplated hereby shall be paid by Seller.

         Section 14.15 SALES TAX. Buyer shall pay, when due, all state and local sales taxes due upon the sale of the Assets and shall hold Seller harmless from and indemnify Seller against any liability thereon.

         Section 14.16 ANNOUNCEMENTS. Except for announcements or filings required by law, or securities regulation, each party shall promptly advise and cooperate with the other prior to issuing any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated by this Agreement. In this regard, each party shall provide to the other, prior to release, copies of all proposed public releases with respect to the transactions and shall use its Reasonable Best Efforts to accommodate the reasonable comments of the other party with respect to the text of any such release.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            MELLES GRIOT, INC.

                                            By: /s/ Michael J. Dorich
                                            Name: Michael J. Dorich
                                            Title: COO



                                            LASER POWER CORPORATION

                                            By: /s/ Paul P. Wickman
                                            Name: Paul P. Wickman
                                            Title: CFO